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                                                                   Exhibit 99.1
[EMERSON LOGO]
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                               NEWS & INFORMATION
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FOR:       EMERSON RADIO CORP.
           9 Entin Road
           Parsippany, NJ 07054-0430

CONTACT:   Emerson Radio Corp.           or:        Investor Relations:
           John D. Florian                          Robert Maffei
           Deputy Chief Financial Officer           Investor Relations Manager
           (973) 428-2044                           (973) 428-2098


                                                    EPOCH Financial Group, Inc.
                                                    Victor Thompson or
                                                    Todd Atenhan
                                                    (888) 917-5105

                              FOR IMMEDIATE RELEASE
                              ---------------------

Wednesday, November 15, 2006

EMERSON RADIO ANNOUNCES $22.0 MILLION INCREASE IN NET REVENUE AND $2.5 MILLION INCREASE IN NET INCOME FOR FISCAL 2007 SECOND QUARTER

PARSIPPANY, N.J. - November 15, 2006 - Emerson Radio Corp. (AMEX:MSN) today reported a 28.4% gain in net revenue to $99.6 million for the second quarter of fiscal 2007, compared to $77.6 million in the second quarter of fiscal 2006, and an increase in net income from continuing operations to $3.8 million, or $0.14 per diluted share, for the second quarter of fiscal 2007, compared to net income of $1.3 million, or $0.05 per diluted share, for the same period last year. The revenue increase was driven by an increase in sales of Emerson(R) branded products of $13.6 million, or 26.7%, to $64.6 million from $51.0 million for the second quarter of fiscal 2007 as compared to the same period in fiscal 2006. Included in the second quarter increase were sales of Emerson's newly introduced iPod(R) compatible products, just introduced this year, of $9.1 million and the sales of microwaves totaling $26.2 million in the second quarter as compared to $20.6 for the same period last year. Emerson's themed product sales of $12.7 million represent a decrease of $11.9 million, or 4.8%, as compared to the same period last year. This revenue decrease was the result of lower sales volume of the Nickelodeon (R) themed product category. Licensing revenues decreased slightly to $1.5 million for the second quarter of fiscal 2007 from $2.0 million in the second quarter of fiscal 2006. The decrease for the three month period was primarily due to lower sales volume under Emerson's video licensing agreement.

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During the second quarter of fiscal 2007, Emerson had promotional item sales totaling $20.8 million. This sales agreement represents a major holiday promotion with one of the Company's major customers, which we expect will result in total net revenues of $32.9 million in fiscal 2007. In addition to this increase in net revenues, this promotional sale resulted in an increase in accounts payable and other current liabilities and accounts receivable of $20.6 million and $20.8 million, respectively, as well as an increase in short term deposits of $28.8 million due to parts and inventory purchases related to this sale. In order to fund these purchases, short term borrowings through Emerson's revolving line of credit increased by $24.0 million for the period ended September 30, 2006. As of the date of this release, the outstanding balances in accounts payable and other current liabilities, accounts receivable, short term deposits and short term borrowings have subsequently been returning to normal seasonal business levels. There were no promotional item sales during fiscal 2006.

Cost of sales, as a percentage of net revenues, decreased for the second quarter of fiscal 2007 to 86.8% from 87.8% for the same period of fiscal 2006, and to 86.7% from 86.9% for the six month period of fiscal 2007 compared to the same period of fiscal 2006. Selling, general and administrative expenses increased approximately $237,000, or 4.4%, to $5.6 million in the second quarter of fiscal 2007 as compared to $5.4 million for the same period in fiscal 2006. For the six month period of fiscal 2007, SG&A expenses increased $1.6 million, or 17.4%, to $10.8 million from $9.2 million in fiscal 2006. The six month increases are due primarily to increases in sales commissions and freight costs related to the increase in sales volume, as well as additional advertising expenditures and bad debt expenses, offset by decreases in personnel costs.

Mr. Eduard Will, Emerson Radio Corp. President - North American Operations stated, "For the first six months of fiscal 2007 we have experienced significant revenue growth as compared to the same period last year. Moreover, we are executing on plan through the first two quarters of fiscal 2007. Our sales of microwave products increased by over $17 million, representing over a 50% improvement compared to the same period last year. The introduction of Emerson's iPOD(R) accessory products along with the new wine cooler line added nearly $15 million in sales increases as compared to the same period last year. These increases were partially offset by the Nickelodeon (R) themed products category being reduced by over $11 million. On a year-to-year basis, stockholders' equity improved by over 10% to $74.6 million."

Mr. Adrian Ma, Chief Executive Officer of Emerson Radio Corp. stated, "Our new west coast distribution center, leased this year and fully operational in June 2006, has had an immediate impact on reducing our logistics operating costs. Specific efforts to reduce our other operating and administrative costs are underway, with savings estimated in the fiscal third and fourth quarters. Focusing on our customer account management and cost containment, we would expect to see a further decrease in operating costs as a percent of sales for fiscal 2007. We will continue to develop and execute business strategies that leverage Grande's and Emerson's combined strengths to drive and deliver a first class worldwide electronics distribution network for branded products. We recently extended our license agreement with Funai through December 2010, and plans to expand our licensing programs for the Emerson(R) and HHScott(R) brands into new categories and geographic areas, are currently in progress. We also continue to exploit the development of potential cross licensing and marketing opportunities with Grande. Our new, revitalized management team is in place, and we believe Emerson Radio is well positioned to execute on these strategies and build shareholder value."

Recent Development

On November 8, 2006, a subsidiary of Grande Holdings made a proposal to Emerson to sell a 51% interest in Capetronic Group, Ltd., a consumer electronics manufacturer, to an Emerson subsidiary for $108 million. Grande Holdings beneficially owns 50.8% of Emerson's common shares outstanding.

Emerson has formed a special committee of independent directors to evaluate the proposal on behalf of the Company. There can be no assurances that Emerson will proceed with and/or complete the transaction or as to what the terms with respect to any such transactions would be, nor can the Company provide a timeline as to when a resolution, if any, may occur.


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Emerson Radio Corp. (AMEX:MSN), founded in 1948, is headquartered in
Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson's web site is www.emersonradio.com

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.


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Emerson Radio News Release                                               Page 4


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                    Unaudited
                                 (In thousands)


                                                          Three Months Ended                  Six Months Ended
                                                             September 30                       September 30
                                                        2006             2005              2006              2005
                                                      --------         --------          --------          --------
NET REVENUES                                          $ 99,588         $ 77,576          $154,829          $116,223
COSTS AND EXPENSES:
Cost of sales                                           86,678           68,108           134,518           101,022
Other operating costs and expenses                       1,426            1,641             3,025             2,840
Selling, general and administrative
  expenses (exclusive of non-cash
  compensation shown below)                              5,620            5,383            10,806             9,222
Acquisition costs                                           --               --                21                --
Non-cash compensation (recovered)                          (50)              88                55               170
                                                      --------         --------          --------          --------
                                                        93,674           75,220           148,425           113,254
                                                      --------         --------          --------          --------

OPERATING INCOME                                         5,914            2,356             6,404             2,969

Interest expense, net                                      212              199               107               606
                                                      --------         --------          --------          --------
INCOME BEFORE INCOME TAXES AND
  DISCONTINUED OPERATIONS                                5,702            2,157             6,297             2,363

Provision for income taxes                               1,898              883             1,912               945
                                                      --------         --------          --------          --------
INCOME FROM CONTINUING OPERATIONS                        3,804            1,274             4,385             1,418
                                                      --------         --------          --------          --------
Income from discontinued
  operations, net of tax                                    --               --                --               272
Gain on sale of Sport Supply
  Group, Inc., net of tax                                   --           12,646                --            12,646
                                                      --------         --------          --------          --------
INCOME FROM DISCONTINUED OPERATIONS                         --           12,646                --            12,918

                                                      --------         --------          --------          --------
NET INCOME                                            $  3,804         $ 13,920          $  4,385          $ 14,336
                                                      ========         ========          ========          ========

BASIC NET INCOME PER SHARE:
  Continuing operations                               $   0.14         $   0.05          $   0.16          $   0.05
  Discontinued operations                                   --             0.47                --              0.48
                                                      --------         --------          --------          --------
                                                      $   0.14         $   0.52          $   0.16          $   0.53
                                                      ========         ========          ========          ========
DILUTED NET INCOME PER SHARE:
  Continuing operations                               $   0.14         $   0.05          $   0.16          $   0.05
  Discontinued operations                                   --             0.46                --              0.48
                                                      --------         --------          --------          --------
                                                      $   0.14         $   0.51          $   0.16          $   0.53
                                                      ========         ========          ========          ========
WEIGHTED AVERAGE SHARES
OUTSTANDING:
  Basic                                                 27,077           27,048            27,071            27,109
  Diluted                                               27,106           27,177            27,123            27,201



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Emerson Radio News Release                                               Page 5


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (In thousands)


                                       September 30, 2006   March 31, 2006
                                       ------------------   --------------
                                          (Unaudited)
Cash and cash equivalents                  $  7,842             $ 20,517
Accounts receivable                          59,493               18,996
Inventory                                    51,135               33,003
Other current assets                         38,847                9,471
                                           --------             --------
     Total current assets                   157,317               81,987
Property and equipment                        2,410                2,500
Other assets                                  6,413                8,015
                                           --------             --------
     Total assets                          $166,140             $ 92,502
                                           ========             ========

Current liabilities                        $ 90,849             $ 21,772
Long-term borrowings                            655                  575
Stockholders' equity                         74,636               70,155
                                           --------             --------
     Total liabilities and equity          $166,140             $ 92,502
                                           ========             ========